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                                                                 EXHIBIT 11.1

                    STB SYSTEMS, INC. AND SUBSIDIARIES
       COMPUTATION OF EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE
                                (UNAUDITED)
- -----------------------------------------------------------------------------
             (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                   QUARTER ENDED       NINE MONTHS ENDED
                                      JULY 31,              JULY 31,
                               ---------------------   ---------------------
                                 1996         1995       1996        1995
                               ---------   ---------   ---------   ---------
                                           PRO FORMA               PRO FORMA
Net income (loss)              $   1,380   $    (497)  $   3,947   $   1,057

Pro forma adjustment to
 general and administrative
 expenses                                          -                     220
Pro forma adjustment to
 reflect interest on Founding
 Shareholder Notes                                 -                     (52)
Pro forma adjustment to
 reflect federal income taxes                      -                    (483)
                               ---------   ---------   ---------   ---------
Net income (loss), as adjusted $   1,380   $    (497)  $   3,947   $     742
                               ---------   ---------   ---------   ---------
                               ---------   ---------   ---------   ---------


PRIMARY:

Weighted average number of
 shares outstanding            4,502,338   4,500,000   4,500,785   3,672,161

Additional weighted average
 shares to reflect pro forma
 adjustment for distribution
 of S Corp earnings                                -                  74,234

Additional weighted average
 shares from assumed exercise
 of dilutive stock options,
 net of shares assumed to be
 repurchased with exercise
 proceeds                         88,965           -       3,454           -

                               ---------   ---------   ---------   ---------
Net income (loss) per share    $    0.30   $   (0.11)  $    0.88   $    0.20
                               ---------   ---------   ---------   ---------
                               ---------   ---------   ---------   ---------

FULLY DILUTIVE
Weighted average number of
 shares outstanding            4,502,338   4,500,000   4,500,785   3,672,161

Additional weighted average
 shares to reflect pro forma
 adjustment for distribution
 of S Corp earnings                                -                  74,234

Additional weighted average
 shares from assumed exercise
 of dilutive stock options,
 net of shares assumed to be
 repurchased with exercise
 proceeds                         88,965           -      48,779           -

                               ---------   ---------   ---------   ---------
Net income (loss) per share    $    0.30   $   (0.11)  $    0.87   $    0.20
                               ---------   ---------   ---------   ---------
                               ---------   ---------   ---------   ---------